Exhibit 10.2

July 31, 2014

Dear Jay,

I am delighted to offer you the position of Executive Vice President & General Manager at Oncothyreon Inc. (“Oncothyreon” or the “Company”) This position is based in San Francisco, California and reports to Robert L. Kirkman, MD, President and Chief Executive Officer. Your official hire date will be coincident with and conditioned upon the closing of the acquisition of Alpine Biosciences, Inc., by Oncothyreon (the “Closing”). This offer includes the following:

1.	A base salary of $14,583.34 per semi-monthly pay period (equivalent to $350,000 on an annual basis). Your base salary will be paid twice a month, by direct deposit, on the 15th and the last banking day of each month.

2.	You are eligible to participate in the Company’s non-qualified Stock Option Plan. The plan is governed by the Company’s “Amended and Restated Share Option Plan” (the “Option Plan”) and the terms of this document will govern.

Following your acceptance of this offer, we will recommend to the Compensation Committee of our Board of Directors after commencement of your employment that you receive a grant of options to purchase 100,000 shares of Oncothyreon’s Common Stock (the “Optioned Shares”), and your grant will be subject to the approval of the Compensation Committee or its delegate. Your grant will be priced in accordance with our equity incentive plan and our policies governing stock option grants. Subject to the terms and conditions set forth herein, twenty-five (25%) per cent of the Optioned Shares shall vest and become exercisable on the first (1st) anniversary of the Closing (the date of the Closing, the “Vesting Commencement Date”) and the balance of the Optioned Shares shall vest and become exercisable in equal monthly increments for thirty-six (36) months following the first anniversary of the Vesting Commencement Date, such that all of the Option Shares shall be vested and exercisable on the fourth (4th) anniversary of the Vesting Commencement Date.

3.	You will be eligible to participate in Oncothyreon’s incentive bonus program with a target incentive bonus of thirty-five percent (35%) of your annual base salary. Generally, goals for the program are established at the beginning of the year and payment is made following the close of the year. For 2014, you will receive an incentive bonus paid at your target level, pro-rated for your partial year of employment with Oncothyreon.

Jay Venkatesan, MD

July 31, 2014

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4.	You and your family are eligible to participate in Oncothyreon’s insured medical, dental, and vision benefits beginning on the first of the month following your hire date. As an employee, you will also be covered under Oncothyreon’s term life, term accidental death and dismemberment insurance, and short and long term disability plans. Oncothyreon observes eight (8) company holidays per year plus two personal days to use during the calendar year, in addition to twenty (20) days of accrued vacation.

5.	You will become eligible for Oncothyreon matching contributions into the Company’s 401(k) plan upon your commencement of employment. Oncothyreon will match your contributions into the plan, up to a maximum of 3% of your monthly gross salary (subject to maximums as deemed by law). Contributions to this plan are made through payroll deductions. Employees are immediately vested in the company match.

6.	Severance: In the event your employment is terminated for reasons other than “Cause” (as defined below) you will be entitled to the following:

i)    Lump sum payment of nine months’ base salary, less required withholding

ii)    Lump sum payment of nine months’ equivalent of incentive bonus at target, less required withholding

“Cause” for the purpose of this agreement shall include but not be limited to (i) willful engaging in illegal conduct or gross misconduct which is injurious to the Company or an affiliated company, (ii) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to you at the expense of the Company or an affiliated company, (iv) material breach of any written policies of the Company or an affiliated company, or (v) willful and continual failure substantially to perform your duties with the Company, which failure has continued for a period of at least 30 days after written notice by the Company.

Section 409A

i)    Notwithstanding anything to the contrary in this letter agreement, no severance payable to you, if any, pursuant to this letter agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”). Similarly, no severance payable to you, if any, pursuant to this letter agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

Jay Venkatesan, MD

July 31, 2014

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ii)    Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then, if required, the Deferred Payments, which are otherwise due to you on or within the six (6) month period following your separation from service will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service or the date of your death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

iii)    Any amount paid under the letter agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

iv)    Any amount paid under this letter agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your employment is terminated.

v)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

7.	Change in Control: In the event there is a “Change in Control” as defined herein and you remain employed through the date of the Change in Control, you will be entitled to the following:

i)    Lump sum payment of one year’s base salary, less required withholding, and

ii)    Lump sum payment of one year’s equivalent of incentive bonus at target less required withholding.

Such payments will be made within sixty (60) days following the consummation of the Change in Control, provided that, within forty-five (45) days of the Change in Control, you have signed a separation agreement in a form reasonably satisfactory to the Company, which shall include a general release of all claims against the Company and its affiliated entities.

Jay Venkatesan, MD

July 31, 2014

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“Change in Control” for the purpose of this agreement shall be deemed to have occurred if, on or after the date hereof (i) the board of directors of the Company passes a resolution to the effect that, for purposes of the Company’s Option Plan, a Change in Control has occurred or (ii) any person or any group of two or more persons acting jointly or in concert becomes the beneficial owner, directly or indirectly, or acquires the right to control or direct, twenty-five (25%) percent or more of the outstanding voting securities of the Company or any successor to the Company in any manner, including without limitation as a result of a takeover bid or an amalgamation of the Company with any other corporation or any other business combination or reorganization, and for purposes hereof “voting security” means any security other than a debt security carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing.”

To protect the Company’s proprietary interests, all of Oncothyreon’s employees are required to sign a Confidentiality Agreement as a condition of employment. The Company also reserves the right to conduct reference checks, academic checks, background and credit checks on potential employees. Our job offer is contingent upon the signing of our Confidentiality Agreement and the positive results of such screening checks. As a condition of employment and to protect the Company’s interests, you hereby certify that you have not been debarred and are not subject to debarment under Section 306 of the United States Food, Drug and Cosmetic Act (21 USC 355a) or comparable provision of any other applicable law. You also must be able to prove your eligibility to work within the United States.

Oncothyreon has an at-will relationship with each of its employees. That means that either the Company or you can terminate the employment relationship at any time, for any reason not expressly prohibited by law. No manager or officer of Oncothyreon is authorized to alter the at-will relationship unless it is done in writing and signed by the President & Chief Executive Officer.

Please indicate your acceptance of this offer by signing below and returning this signed offer letter to me no later than August 8, 2014. You may return the letter via fax to 206-801-2125. You will be expected to sign the enclosed Confidentiality Agreement during your new hire orientation on your date of hire. A duplicate set of these documents is enclosed for your records.

Jay, we look forward to you joining our team at Oncothyreon and are confident that you will be able to significantly contribute to the success of our company. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Robert L. Kirkman

Robert L. Kirkman, MD

President & Chief Executive Officer

I have read and accept the terms and conditions of employment as outlined above.

/s/ Jay Venkatesan	August 8, 2014
Jay Venkatesan, MD	Date